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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                 SCHEDULE 13G
                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. ------)


                               Conning Corporation
                   ------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                   ------------------------------------------
                          (Title of Class of Securities)


                                  208215 10 3
                   ------------------------------------------
                                (CUSIP Number)



      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      * The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 208215 10 3           SCHEDULE 13G               PAGE 2 OF 6 PAGES


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1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GENERAL AMERICAN MUTUAL HOLDING COMPANY       43-1779471
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                  (a) [  ]

                                                                  (b) [  ]
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      MISSOURI
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NUMBER OF SHARES      5.      SOLE VOTING POWER            8,304,995 SHARES
BENEFICIALLY          6.      SHARED VOTING POWER                  0 SHARES
OWNED BY EACH         7.      SOLE DISPOSITIVE POWER       8,304,995 SHARES
REPORTING             8.      SHARED DISPOSITIVE POWER             0 SHARES
PERSON WITH

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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,304,995 SHARES
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                            []
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      62.7%
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12.   TYPE OF REPORTING PERSON (See Instructions)

      CO
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ITEM 1(a).   NAME OF ISSUER:

             Conning Corporation

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             700 Market Street
             St. Louis, Missouri 63101

ITEM 2(a).   NAME OF PERSON FILING:

             General American Mutual Holding Company

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
             RESIDENCE:

             700 Market Street
             St. Louis, Missouri 63101

ITEM 2(c).   CITIZENSHIP:

             Missouri mutual holding company

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock, $.01 par value

ITEM 2(e).   CUSIP NUMBER:

             208215 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

        (a)  [] Broker or dealer registered under Section 15 of the Act,

        (b)  [] Bank as defined in Section 3(a)(6) of the Act,

        (c)  [] Insurance Company as defined in Section 3(a)(19) of the Act,

        (d) [] Investment Company registered under Section 8 of the Investment Company Act,

        (e) [] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,



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        (f)  [] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

        (g)  [] Parent Holding Company, in accordance with Rule
                13d-1(b)(ii)(G); see Item 7,

        (h)  [] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.      OWNERSHIP.

             (a) Amount beneficially owned:

                       8,304,995 SHARES

             (b) Percent of class:

                       62.7%

             (c) Number of shares as to which such person has:

             (i)       Sole power to vote or to direct the vote:

                       8,304,995 SHARES

             (ii)      Shared power to vote or to direct the vote:

                       0 SHARES

             (iii)     Sole power to dispose or to direct the disposition of:

                       8,304,995 SHARES

             (iv) Shared power to dispose or to direct the disposition of:

                       0 SHARES

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
             ANOTHER PERSON.

             Not applicable.



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                                                            PAGE 5 OF 6 PAGES
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ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY.

             See Exhibit A.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

ITEM 10.     CERTIFICATION.

             Not applicable.


                                 SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 11, 1998
                                      -----------------------------------
                                              (Date)

                                        /s/  Richard A. Liddy
                                      -----------------------------------
                                            (Signature)

                                      Richard A. Liddy
                                      President and Chairman
                                      General American Mutual Holding Company
                                      ---------------------------------------
                                           (Name/Title)





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                                    EXHIBIT A

      Reported shares are owned directly by General American Holding Company, a Missouri corporation and a wholly-owned subsidiary of General American Life Insurance Company. General American Life Insurance Company is a Missouri corporation and a wholly-owned subsidiary of General American Mutual Holding Company.